                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            MATTSON TECHNOLOGY, INC.
                (Name of Registrant as Specified In Its Charter)

                            MATTSON TECHNOLOGY, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                1) Title of each class of securities to which transaction applies:

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                2)      Aggregate number of securities to which transaction
                        applies:

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                3)      Per unit price or other underlying value of transaction
                        computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                ----------------------------------------------------------------
                4)      Proposed maximum aggregate value of transaction:

                ----------------------------------------------------------------
                5)      Total fee paid:

                ----------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                1)      Amount Previously Paid:

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                2)      Form, Schedule or Registration Statement No.:

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                4)      Date Filed:

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

                                [MATTISON LOGO]
                               2800 BAYVIEW DRIVE
                           FREMONT, CALIFORNIA 94538
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000
                            ------------------------

     The Annual Meeting of Stockholders of Mattson Technology, Inc. (the "Company") will be held at the Newark Hilton, 39900 Balentine Drive, Newark, California 94560 on May 17, 2000, at 9:30 a.m. local time for the following purposes:

     1. To elect one (1) Class III director of the Company to hold office for a three-year term and until his successor is elected and qualified.

     2. To approve an amendment to the Company's Amended and Restated 1989 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 900,000 shares.

     3. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2000.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     Only stockholders of record at the close of business on March 31, 2000 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person.

                                          By Order of the Board of Directors,

                                        /s/ Brian McDonald
                                          Brian McDonald, Secretary

Fremont, California
April 17, 2000

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE RETURN ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                            MATTSON TECHNOLOGY, INC.
                               2800 BAYVIEW DRIVE
                           FREMONT, CALIFORNIA 94538
                            ------------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000
                            ------------------------

                              GENERAL INFORMATION

     Your proxy in the enclosed form is solicited by the directors of Mattson Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 17, 2000 (the "Meeting") for the purposes set forth in the accompanying notice and at any adjournment or postponement of that meeting. The date of this Proxy Statement is April 17, 2000, the approximate date on which this Proxy Statement and accompanying form of proxy were first sent or given to stockholders.

     The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and votes in person.

     Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others (the "Record Holders") to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver soliciting materials to Record Holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The costs of these services, exclusive of out-of-pocket costs, is not expected to exceed $7,000. Except as described above, the Company does not intend to solicit proxies other than by mail.

                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only holders of shares of Common Stock of record as of the close of business on March 31, 2000 are entitled to vote at the meeting. On this record date there were issued and outstanding 19,603,457 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be voted upon.

     The presence, in person or by proxy duly authorized, of the holders of a majority of the voting shares of Common Stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Votes for and against, abstentions and broker non-votes (i.e. shares held by broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular purpose) will be counted as present in determining whether a quorum is present at the Meeting.

     Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy,
(ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 24, 2000 by (i) each director, director-nominee, and executive officer of the Company named in the Summary Compensation Table; (ii) all current executive officers and directors of the Company as a group; and (iii) all persons known by the Company to own beneficially 5% or more of the outstanding shares or voting power of the Company's voting securities. The table is based upon information supplied by directors, officers and principal stockholders. Unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                    SHARES
                    BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED    PERCENTAGE
                    -------------------                       ------------------    ----------
Brad Mattson................................................      3,701,192(2)         17.7%
Dimensional Fund Advisors Inc. .............................        830,400(3)          5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
John C. Savage..............................................         35,500(4)            *
Shigeru Nakayama............................................         24,792(5)            *
Kenneth G. Smith............................................         43,125(6)            *
Kenneth S. Kannappan........................................          7,250(7)            *
Yasuhiko Morita.............................................         58,895(8)            *
David Dutton................................................         50,045(9)            *
Brian McDonald..............................................        22,293(10)            *
Walter Kasianchuk(11).......................................               --             *
All directors and executive officers as a group (9
  persons)..................................................     3,943,092(12)         18.9%

---------------
* Less than 1%

 (1) Except as set forth herein the address of the directors and executive officers set forth in the table is 2800 Bayview Drive, Fremont, California 94538.

 (2) Includes 165,676 shares subject to options exercisable within 60 days of March 24, 2000.

 (3) According to a Schedule 13G filed February 3, 2000 by Dimensional Fund Advisers Inc. ("Dimensional") with the Securities and Exchange Commission, Dimensional may be deemed to beneficially own an aggregate of 830,400 shares of the Company's Common Stock, has sole voting power with respect to 830,400 shares of the Company's Common Stock and has sole dispositive power over 830,400 shares of the Company's Common Stock.

 (4) Includes 35,500 shares subject to options exercisable within 60 days of March 24, 2000.

 (5) Includes 24,792 shares subject to options exercisable within 60 days of March 24, 2000.

 (6) Includes 43,125 shares subject to options exercisable within 60 days of March 24, 2000.

 (7) Includes 6,250 shares subject to options exercisable within 60 days of March 24, 2000.

 (8) Includes 58,541 shares subject to options exercisable within 60 days of March 24, 2000.

 (9) Includes 42,819 shares subject to options exercisable within 60 days of March 24, 2000.

(10) Includes 20,312 shares subject to options exercisable within 60 days of March 24, 2000.

(11) This individual is not an executive officer or director but is deemed to be a significant employee who makes or is expected to make a significant contribution to our business.

(12) Includes 397,015 shares subject to options exercisable within 60 days of March 24, 2000.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I directors (Brad Mattson and Kenneth Kannappan), two Class II directors (John C. Savage and Kenneth G. Smith) and one Class III director (Shigeru Nakayama). Class III, I and II directors will serve until the Annual Meetings of Stockholders to be held in 2000, 2001, and 2002 respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms expire on the Annual Meeting dates.

     Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the nominee, Shigeru Nakayama. The Company is advised that Mr. Nakayama has indicated his availability and willingness to serve if elected. In the event that Mr. Nakayama becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment. If a quorum is present and voting, the nominee for directors receiving the highest number of votes will be elected as a director. Absentees and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                                                                                                DIRECTOR
                NAME                   AGE               POSITION WITH THE COMPANY               SINCE
                ----                   ---   -------------------------------------------------  --------
CLASS III DIRECTOR WHOSE TERM EXPIRES AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS:
Shigeru Nakayama                       65    Director                                             1996

CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS:
Brad Mattson                           45    Chairman and Chief Executive Officer                 1988
Kenneth Kannappan                      40    Director                                             1998

CLASS II DIRECTORS WHOSE TERMS EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS:
John C. Savage                         52    Director                                             1992
Kenneth G. Smith                       50    Director                                             1994

     Brad Mattson, age 45, founded Mattson in November 1988 and has served as Chief Executive Officer and Chairman since its inception, and until January 1997 had served as President. Mr. Mattson was the founder of Novellus Systems, Inc. ("Novellus"), a semiconductor equipment company, and formerly served as its President, Chief Executive Officer and Chairman. He has held previous executive positions at Applied Materials, Inc. and LFE Corporation, semiconductor equipment companies. Mr. Mattson is a director of CFM Technologies, Inc., a semiconductor equipment company.

     John C. Savage, age 52, joined Mattson as a member of its Board of Directors in October 1992. Since July 1998, Mr. Savage has been a Partner at Alliant Partners, a technology merger and acquisition advisory firm. From 1990 to July 1998, Mr. Savage was managing partner of Glenwood Capital Partners, a venture buyout firm, and from 1996 to 1999 was managing director of Redwood Partners LLC, an affiliated venture buyout and investment banking firm. Mr. Savage is a director of FileNet Corporation, a web content management company. Mr. Savage is currently a member of the Audit Committee of the Board of Directors.

     Kenneth G. Smith, age 50, joined Mattson as a member of its Board of Directors in August 1994. Since May 1996, Mr. Smith has been President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer, and from 1989 to 1991, Mr. Smith was a Fabrication Manager at Micron Semiconductor. Mr. Smith is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

     Shigeru Nakayama, age 65, joined Mattson as a member of its Board of Directors in May 1996. Since 1996, Mr. Nakayama has been a business consultant to Semiconductor Equipment and Materials International, an international association of semiconductor equipment manufacturers and materials suppliers. From

1984 to 1994, Mr. Nakayama was the President of SEMI Japan, a member of Semiconductor Equipment and Materials International.

     Kenneth Kannappan, age 40, joined Mattson as a member of its Board of Directors in July 1998. In March 1998, Mr. Kannappan was appointed the President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer. From February 1995 to 1998, Mr. Kannappan held various positions at Plantronics, Inc. From 1991 to 1995 Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company. Mr. Kannappan is a member of the Compensation Committee and the Audit Committee of the Board of Directors.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 1999, the Board of Directors held six meetings. Each director attended at least 75% of the meetings of the Board and of the Committees on which he served during fiscal 1999 which occurred on or after the initiation of his term as a director.

     During fiscal year 1999, the Board of Directors of the Company had an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee or a committee that performs equivalent functions of a Nominating Committee.

     The Audit Committee oversees the Company's accounting and financial reporting policies and internal controls, reviews annual audit reports and management letters and makes recommendations to the Board of Directors regarding appointment of independent public accountants. During fiscal 1999, the Audit Committee consisted of Messrs. Smith, Savage and Kannappan. The Audit Committee held four meetings during fiscal 1999.

     The principal functions of the Compensation Committee are to recommend to the Board the compensation of directors and officers of the Company, to oversee the administration of the Company's stock option plans and to perform such other duties regarding compensation for employees and consultants as the Board may delegate from time to time. See also "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION." During fiscal 1999, the Compensation Committee consisted of Messrs. Smith, Savage and Kannappan. The Compensation Committee held three meetings during fiscal 1999.

COMPENSATION OF DIRECTORS

     The Company reimburses each of its outside directors for out-of-pocket expenses associated with attending meetings of the Board of Directors of the Company, but otherwise does not provide any cash compensation to outside directors for their services as such. On December 16, 1999, the Board of Directors approved a proposal under which nonemployee directors are to be reimbursed $5,000 per Board of Directors meeting attended, up to a maximum of four meetings per year.

     The Company's Amended and Restated 1989 Stock Option Plan (the "Option Plan") provides for the automatic grant of options to the Company's nonemployee directors. Nonemployee directors elected or appointed after July 24, 1997 (the "Effective Date") are each granted an option to purchase 12,500 shares on the date of appointment or election. In addition, each nonemployee director is thereafter granted an option to purchase 5,000 shares on the date immediately after each annual meeting of stockholders occurring after the Effective Date following which he remains a nonemployee director of the Company, as long as such director has continuously served on the Board for six months as of the date of such annual meeting. On December 16, 1999, the Board of Directors approved an increase in the number of options to be granted to nonemployee directors from 5,000 shares per year to 10,000 shares per year. In addition, the Board of Directors approved that the nonemployee directors be granted options to purchase 17,500 shares for fiscal year 2000. These options were granted to the nonemployee directors on January 3, 2000. Thereafter, nonemployee directors will be granted options to purchase 10,000 shares per year. See Proposal Two, "APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN."

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEE LISTED HEREIN.

                             ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Company's executive officers who are not directors of the Company:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
David Dutton                           39     Executive Vice President, Chief Operating Officer
Brian McDonald                         43     Vice President, Finance, Chief Financial Officer &
                                              Secretary
Yasuhiko Morita                        58     Executive Vice President, Global Sales
Walter Kasianchuk                      50     General Manager and Vice President, Epitaxial Product
                                              Division

     David Dutton, age 39, joined Mattson as General Manager in the Strip/Plasma Etch division in 1994. In March 1998, Mr. Dutton became Executive Vice President and Chief Operating Officer of Mattson. From 1984 to 1993, Mr. Dutton served an engineer and then manager in plasma etch processing and yield enhancement at Intel Corp. From 1993 to 1994, Mr. Dutton was Engineering Manager for Thin Films Processing at Maxim Integrated Products.

     Brian McDonald, age 43, joined Mattson as Vice President, Finance, Chief Financial Officer and Secretary in April 1999. From 1993 to July 1998, Mr. McDonald was Vice President of Finance for the Central Technology and Manufacturing division of National Semiconductor Corporation. Mr. McDonald previously held senior finance positions at National Semiconductor, Read-Rite Corporation and Micro Linear Corporation.

     Yasuhiko Morita, age 58, has served as Mattson's Executive Vice President, Global Sales since January 1999. From January 1996 to January 1999, Mr. Morita was President of Mattson's majority-owned Japanese subsidiary, Mattson Technology Center, K.K. Mr. Morita served on Mattson's Board of Directors from April 1994 through February 1996. Mr. Morita was a staff member of Marubeni Corporation from 1966 to December 1995 and served as Executive Vice President of Marubeni Hytech Corporation from 1988 through 1995.

     Walter Kasianchuk, age 50, joined Mattson as General Manager and Vice President, Epitaxial Product Division in September 1999. From 1995 to 1999, Mr. Kasianchuk was Executive Vice President of Engineering and Technology at Mitsubishi Silicon America. From 1983 to 1995, Mr. Kasianchuk held senior management positions with Siltec Corp., and from 1977 to 1982, Mr. Kasianchuk held management positions with Monsanto.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the four highest compensated executive officers of the Company whose total salary and bonus for the fiscal years ended December 31, specified below, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                        ANNUAL COMPENSATION          COMPENSATION
                                                     -------------------------    ------------------
        NAME AND PRINCIPAL FUNCTION          YEAR    SALARY($)    BONUS($)(4)     OPTIONS GRANTED(#)
        ---------------------------          ----    ---------    ------------    ------------------
Brad Mattson...............................  1999     313,272       201,000(5)         100,000
  Chief Executive Officer                    1998     273,134        87,000                 --
                                             1997     299,134        79,000            116,500

Brian McDonald(2)..........................  1999     136,924        70,750(5)          83,750
  Vice President, Finance, Chief
  Financial Officer and Secretary

David Dutton...............................  1999     194,692       119,000             37,500
  Executive Vice President,                  1998     167,722        34,000                 --
  Chief Operating Officer                    1997     155,999        32,000             45,500

Yasuhiko Morita(1).........................  1999     200,936        81,000(5)          20,000
  Executive Vice President, Global Sales     1998     114,141        44,000                 --
                                             1997     172,985        39,000             37,000

Walter Kasianchuk(3).......................  1999      53,570        20,000(5)          30,000
  General Manager and Vice President,
  Epitaxial Product Division

---------------
(1) Mr. Morita's salary was denominated in Japanese yen and converted to US dollars.

(2) Mr. McDonald joined the Company in April 1999.

(3) Mr. Kasianchuk joined the Company in September 1999.

(4) 1997 bonus figures represent bonuses accrued at the end of the 1997 fiscal year but paid in the succeeding fiscal year.

(5) 1999 bonus figures represent bonuses accrued at the end of the 1999 fiscal year but paid in the 2000 fiscal year.

STOCK OPTIONS GRANTED DURING FISCAL 1999

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1999, to the persons named in the Summary Compensation Table.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS IN FISCAL 1999                VALUE AT ASSUMED
                                 -----------------------------------------------------      ANNUAL RATES OF
                                  NUMBER OF     % OF TOTAL                                    STOCK PRICE
                                 SECURITIES      OPTIONS                                   APPRECIATION FOR
                                 UNDERLYING     GRANTED TO    EXERCISE OR                   OPTION TERM(2)
                                   OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------
             NAME                GRANTED(1)    FISCAL YEAR      ($/SH)         DATE       5% ($)      10% ($)
             ----                -----------   ------------   -----------   ----------   ---------   ---------
Brad Mattson                       14,269          1.56%        $ 7.77       05/20/04    $ 18,000    $ 51,000
                                   35,731          3.90%        $ 7.77       05/20/04    $ 44,000    $129,000
                                      768          0.08%        $16.78       12/16/04    $  2,000    $  6,000
                                   49,232          5.38%        $16.78       12/16/04    $132,000    $383,000
Brian McDonald                     49,105          5.36%        $ 7.00       04/21/09    $216,000    $548,000
                                   25,895          2.83%        $ 7.00       04/21/09    $114,000    $289,000
                                    3,688          0.40%        $15.25       12/16/09    $ 35,000    $ 90,000
                                    5,062          0.55%        $15.25       12/16/09    $ 49,000    $123,000
David Dutton                        6,108          0.67%        $ 7.06       05/20/09    $ 27,000    $ 69,000
                                   16,392          1.79%        $ 7.06       05/20/09    $ 73,000    $185,000
                                    6,557          0.72%        $15.25       12/16/09    $ 63,000    $159,000
                                    8,443          0.92%        $15.25       12/16/09    $ 81,000    $205,000
Yasuhiko Morita                    14,192          1.55%        $ 7.06       05/20/09    $ 63,000    $160,000
                                      808          0.09%        $ 7.06       05/20/09    $  4,000    $  9,000
                                    2,091          0.23%        $ 7.06       05/20/09    $  9,000    $ 24,000
                                    2,909          0.32%        $ 7.06       05/20/09    $ 13,000    $ 33,000
Walter Kasianchuk                  28,468          3.11%        $12.75       09/09/09    $228,000    $578,000
                                    1,532          0.17%        $12.75       09/09/09    $ 12,000    $ 31,000

---------------
(1) Options granted in fiscal 1999 under the Company's Option Plan generally vest one-quarter of the number of shares granted one year after commencement of employment or grant and continue to vest thereafter monthly over a period of three years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.

(2) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $7.00 in fiscal 1999 would yield profits of approximately $4.40 per share at 5% appreciation over ten years, or approximately $11.16 per share at 10% appreciation over the same period. One share of stock purchased at $7.06 in fiscal 1999 would yield profits of approximately $4.44 per share at 5% appreciation over ten years, or approximately $11.25 per share at 10% appreciation over the same period. One share of stock purchased at $7.77 in fiscal 1999 would yield profits of approximately $4.89 per share at 5% appreciation over ten years, or approximately $12.38 per share at 10% appreciation over the same period. One share of stock purchased at $12.75 in fiscal 1999 would yield profits of approximately $8.02 per share at 5% appreciation over ten years, or approximately $20.32 per share at 10% appreciation over the same period. One share of stock purchased at $15.25 in fiscal 1999 would yield profits of approximately $9.59 per share at 5% appreciation over ten years, or approximately $24.30 per share at 10% appreciation over the same period. One share of stock purchased at $16.78 in fiscal 1999 would yield profits of approximately $10.55 per share at 5% appreciation over ten years, or approximately $26.74 per share at 10% appreciation over the same period.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the option exercises during the fiscal year ended December 31, 1999 by the persons named in the Summary Compensation Table and the fiscal 1999 year-end option values.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                                UNEXERCISED                      IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FY-END(#)                    AT FY-END($)(1)
                    SHARES ACQUIRED      VALUE      ------------------------------------   ---------------------------------
       NAME         ON EXERCISE(#)    REALIZED($)   EXERCISABLE(1)(2)   UNEXERCISABLE(3)   EXERCISABLE(2)   UNEXERCISABLE(4)
       ----         ---------------   -----------   -----------------   ----------------   --------------   ----------------
Brad Mattson            124,000         705,720          141,499            175,001           889,107          1,077,941
Brian McDonald               --              --               --             83,750                --            775,781
David Dutton                 --              --           36,900             68,000           350,369            544,625
Yasuhiko Morita              --              --           51,998             42,502           477,128            401,185
Walter Kasianchuk            --              --               --             30,000                --            131,250

---------------
(1) Options granted in fiscal 1999 under the Company's Option Plan generally vest and become exercisable as follows: one-quarter of the shares vest after one year and thereafter the remaining shares vest monthly over a period of three years, with vesting conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms including the price of outstanding options.

(2) Represents shares which are immediately exercisable and/or vested. Based on the closing price of $17.13, as reported on the Nasdaq National Market on December 31, 1999, less the exercise price.

(3) Represents shares which are unvested and not immediately exercisable.

(4) Based on the closing price of $17.13, as reported on the Nasdaq National Market on December 31, 1999, less the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, the Company sold approximately $3.4 million in systems to WaferTech. Kenneth Smith is the President, Chief Operating Officer and a Director of WaferTech. Mr. Smith is a member of Mattson's Board of Directors and serves on both the Audit Committee and the Compensation Committee of Mattson's Board of Directors. Each transaction was determined based on arm's length negotiations and the Company believes the terms of these transactions were no more favorable to WaferTech than would have been offered to third party customers.

     During 1999, the Company paid Alliant Partners for investment banking services. John Savage is a Partner of Alliant Partners. Mr. Savage is a member of the Audit Committee of Mattson's Board of Directors and served on the Compensation Committee of Mattson's Board of Directors during part of 1999. The agreement for services with Alliant Partners was determined based on arm's length negotiation and the Company believes the terms of the agreement were no less favorable than could have been obtained from third party consultants and investment bankers. The Company has engaged Alliant Partners to provide financial advisory services in connection with acquisition transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1999, the Company purchased certain inventory parts from R.F. Services, Inc. in the amount of $680,000. Brad Mattson owns a majority of the outstanding shares of R.F. Services, Inc. and serves as a director of that corporation. Each purchase was determined based on arm's length negotiations and the Company believes the terms of these purchases were no less favorable than could have been obtained from third party suppliers. Mattson has an agreement in principal to acquire R.F. Services, Inc. for a price anticipated to be equal to the net book value of its assets of approximately $500,000.

     During the third quarter of 1998 the Company extended a one-year loan to Brad Mattson, the Chief Executive Officer of the Company, in the amount of $3.1 million. The loan was collateralized by 2.2 million shares of the Company's Common Stock and was a full recourse note bearing interest at the market rate of 8%. During 1999, the Company agreed to extend the loan for an additional six months and increased the note to $3.7 million, which included accrued interest of approximately $300,000 and an additional $300,000 loaned to Brad Mattson. The note, including all accrued interest, was repaid in full during the quarter ended December 31, 1999.

     During the fourth quarter of 1998 the Company extended a two-year loan to David Dutton, the Executive Vice President and Chief Operating Officer of the Company, in the amount of $100,000. The loan is collateralized by approximately 32,000 shares of the Company's Common Stock and vested options and is a full recourse note bearing interest at the market rate. Interest is payable at the end of the two year loan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent shareholders were complied with.

CHANGES TO BENEFIT PLANS

     Option Plan. The Company has proposed the amendment of the Company's Option Plan to increase the maximum aggregate number of shares of the Company's Common Stock issuable under the Option Plan by 900,000 shares from 5,675,000 shares to 6,575,000 shares. As of March 24, 2000, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable. See Proposal Two, "APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN."

                      COMPARISON OF STOCKHOLDER RETURN(1)

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index -- US and the Nasdaq Electronic Components Index for the period commencing December 31, 1994 and ending December 31, 1999.

                                                         MATTSON                  NASDAQ STOCK              NASDAQ ELECTRONIC
                                                    TECHNOLOGY, INC.              MARKET (U.S.)                COMPONENTS
                                                    ----------------              -------------             -----------------
12/31/94                                                 100.00                      100.00                      100.00
12/31/95                                                 156.00                      141.00                      166.00
12/31/96                                                  99.00                      174.00                      286.00
12/31/97                                                  73.00                      213.00                      300.00
12/31/98                                                  60.00                      300.00                      464.00
12/31/99                                                 178.00                      542.00                      910.00

(1) ASSUMES THAT $100.00 WAS INVESTED IN THE COMPANY'S COMMON STOCK AND IN EACH INDEX AT MARKET CLOSING PRICES ON DECEMBER 31, 1994, AND THAT ALL DIVIDENDS WERE REINVESTED. STOCKHOLDER RETURNS OVER THE INDICATED PERIOD SHOULD NOT BE CONSIDERED INDICATIVE OF FUTURE STOCKHOLDER RETURNS.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") recommends to the Company's Board of Directors compensation of Company directors and officers and oversees the administration of the Company's Option Plan.

COMPENSATION PHILOSOPHY

     In structuring the Company's compensation programs, the Committee's goals are to align compensation with the Company's business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Committee also seeks to link executive compensation with the creation of long-term stockholder value. Consistent with these goals, the Company's compensation programs include a mix of salary, bonus and stock options. In particular, stock options are used to link executive incentives and the creation of stockholder value.

     In addressing compensation issues, the Committee is influenced by several factors which arise from the Company's current position and industry. The Company competes against many companies that are substantially larger than the Company and sells primarily to very large customers. The Company must be in a position to attract and maintain a management team with sufficient experience and credibility with customers to compete. Moreover, as the Company's goal is to return to the aggressive growth which it experienced prior to the most recent industry slowdown, the Company must have a management team which has the ability to address such growth and successfully manage a much larger business. The Company also is involved in a highly cyclical industry that can experience significant slowdowns and declines in financial performance and stock price which are not related to the performance of management.

     Base Salary. The Committee reviews annually each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Consistent with the competitive factors relative to competing against much larger companies described above, the Committee believes current executive salaries are in the appropriate range as compared to the salaries offered by competitive companies.

     Bonus. The Company's bonus plan provides for bonuses to be awarded to key employees based on specific goals achieved by the Company and the level of contribution to achievement of the goals by the key employees. The bonus plan is designed such that bonuses when combined with salaries create total compensation which is competitive with other companies against which the Company competes in hiring and retaining key employees. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's short and long term goals. In particular, the plan focuses on performance relative to plan in revenues, operating profit and market share.

     Options. The purpose of the Company's Option Plan is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options generally vest over a four-year period and expire ten years from the date of grant. The exercise price of options is generally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded.

     Section 162(m) of the Internal Revenue Code (the "Code") imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. In addition, no employee may receive in any fiscal year options to purchase in excess of 500,000 shares. However, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any fiscal Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the Chief Executive Officer. The Chief Executive Officer's salary is determined based on comparisons with competitive companies as described above. In awarding stock options, the Committee considers the Chief Executive Officer's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. The Committee believes that the Chief Executive Officer's salary, bonus and options are in the appropriate range as compared to the compensation arrangements offered to chief executive officers of competitive companies.

CONCLUSION

     As a significant portion of the Company's compensation program is linked to Company performance, the Committee believes that compensation is closely tied to increases in long-term stockholder value.

                                          COMPENSATION COMMITTEE

                                          Kenneth Kannappan
                                          Kenneth G. Smith
April 17, 2000

                                  PROPOSAL TWO

                  APPROVAL OF INCREASE IN SHARES RESERVED FOR
         ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN

GENERAL

     The Company's 1989 Stock Option Plan (the "1989 Plan") became effective on September 29, 1989 and was restated in August 1994. The Company obtained stockholder approval of the restated 1989 Plan in August 1994. A reserve of 1,200,000 shares of the Company's Common Stock was originally established for issuance under the restated 1989 Plan. In March 1995, the number of shares reserved for issuance under the 1989 Plan was increased to 1,500,000 by the Board of Directors and approved by the Company's stockholders in May 1995. In March 1996, the number of shares reserved for issuance under the 1989 Plan was increased by 1,000,000 to 4,000,000 (post stock split effective September 1995) by the Board of Directors and approved by the Company's stockholders in May 1996. In April 1997, the Board of Directors amended and restated the 1989 Plan to make certain technical changes and increase the number of shares reserved for issuance thereunder by 300,000 to 4,300,000 and such changes were approved by the Company's Stockholders in July 1997 as the Company's 1989 Amended and Restated Stock Option Plan (the "Option Plan"). In March 1998, the number of shares reserved for issuance under the 1989 Plan was increased to 4,550,000 by the Board of Directors and approved by the Company's stockholders in May 1998. In April 1999, the number of shares reserved for issuance under the 1989 Plan was increased to 5,675,000 by the Board of Directors and approved by the Company's stockholders in May 1999. In April 2000, subject to stockholder approval, the Board amended the Option Plan to increase the number of shares reserved for issuance to 6,575,000.

     AT THE ANNUAL MEETING, THE STOCKHOLDERS ARE BEING REQUESTED TO APPROVE THE INCREASE IN THE NUMBER OF SHARES AUTHORIZED UNDER THE OPTION PLAN. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT, OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING, WILL BE REQUIRED TO RATIFY THE SHARE RESERVE INCREASE. THE BOARD OF DIRECTORS BELIEVES THAT THE INCREASE UNDER THE OPTION PLAN IS NECESSARY TO ENABLE THE COMPANY TO PROVIDE MEANINGFUL EQUITY INCENTIVES TO ATTRACT, MOTIVATE AND RETAIN EMPLOYEES AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THIS INCREASE.

DESCRIPTION OF PLAN

     The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholders upon request.

     General. The Option Plan provides for the discretionary grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options. In addition, the Option Plan also provides for the automatic grant of nonstatutory stock options to nonemployee directors of the Company ("Nonemployee Director Options").

     Shares Subject to Plan. The stockholders have previously authorized the reservation of an aggregate of 5,675,000 shares of the Company's Common Stock for issuance upon the exercise of options granted under the Option Plan. As of March 24, 2000, a total of 2,974,088 shares were subject to outstanding options granted under the Option Plan, 674,951 shares were available for future grant under the Option Plan (without taking the proposed amendment into account) and options to purchase 2,025,961 shares of Common Stock granted under the Option Plan had been exercised. The maximum number of authorized but unissued or reacquired shares of the Company's Common Stock available for issuance under the Option Plan has been increased, subject to stockholder approval, to 6,575,000. The Option Plan imposes a grant limit under which no employee may receive in any fiscal year options to purchase in excess of 500,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, to the automatic Nonemployee Director Option grant provisions (discussed below) and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised are returned to the Option Plan and become available for future grant. The Option Plan also provides that if shares issued upon exercise of an option are repurchased by the Company, the repurchased shares are returned to the Option Plan and become available for future grant.

     Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to an officer of the Company the power to grant options for up to 25,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

     The Option Plan authorizes the Board to amend, reprice, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan also provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

     Eligibility. The Option Plan permitted the grant of options to employees, consultants and directors of the Company or of any present or future parent or subsidiary corporations of the Company. Options may also be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. As of March 24, 2000, the Company had approximately 481 employees, including 4 executive officers, and 5 directors. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options. In addition, only nonemployee directors of the Company are eligible to receive Nonemployee Director Options.

     Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each incentive stock option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant and the exercise price per share of each nonstatutory stock option granted under the Option Plan must equal at least 85% of the fair market value of a share of the Company's Common Stock on the date of grant. In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of March 24, 2000 the closing price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $33.00.

     The option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination thereof. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The Option Plan also authorizes (i) the Company to withhold from shares otherwise issuable upon the exercise of an option or (ii) to accept the tender of shares of the Company's Common Stock in full or partial payment of any tax withholding obligations.

     Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. The Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the term of a nonstatutory stock option. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, the Option Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

     Terms and Conditions of Nonemployee Director Options. The Option Plan provides for the automatic grant of options to nonemployee directors of the Company. The Option Plan further provides that each nonemployee director first elected or appointed to the Board after July 24, 1997 (the "Effective Date") will be granted automatically, on the date of such initial election or appointment, an option to purchase 12,500 shares of Common Stock. A Nonemployee Director Option granted on the Effective Date or on the date of initial appointment or election as a nonemployee director is referred to herein as an "Initial Option". The Option Plan also provides for the automatic annual grant, on the day following each annual meeting of the stockholders of the Company which occurs after the Effective Date, of an additional option to purchase 5,000 shares of Common Stock (an "Annual Option") to each nonemployee director who continues to serve in such capacity. However, a nonemployee director who has not continuously served on the Board for at least 6 months as of the date of such annual meeting will not receive an Annual Option on such date. On December 16, 1999, the Board of Directors approved for an increase in the initial grant of options to non-employee directors from 12,500 shares to 30,000 shares. In addition, the annual options granted to non-employee directors were increased from 5,000 shares per year to 10,000 shares per year. Lastly, the Board of Directors approved a grant of 17,500 shares of options to each nonemployee director during 2000. For 2000, the nonemployee directors were each granted 17,500 shares on January 3, 2000 in lieu of the options which were originally to be granted on May 17, 2000. The exercise price per share of each Nonemployee Director Option will be equal to the fair market value of a share of the Company's Common Stock on the date of grant and each Nonemployee Director Option will have a term of 10 years.

     Nonemployee Director Options are exercisable only to the extent that the shares subject to the option are vested. In general, Initial Options granted after the Effective Date will vest as follows: 5,000 shares will vest 1 year after the date of grant, 3,750 shares will vest 2 years after the date of grant, 2,500 shares will vest 3 years after the date of grant and 1,250 shares will vest 4 years after the date of grant. Effective December 16, 1999 based on the approved initial grant of 30,000 shares, 12,000 shares will vest 1 year after the date of grant, 9,000 shares will vest 2 years after the date of grant, 6,000 shares will vest 3 years after the date of grant and 3,000 shares will vest 4 years after the date of grant. Annual Options become vested cumulatively for 25% of the shares initially subject to the option on each of the first 4 anniversaries of the date of grant. Vesting of shares subject to a Nonemployee Director Option is subject to the optionee's continued service through the relevant date.

     Transfer of Control. As restated, the Option Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain, in substantially the same proportions as their ownership of shares immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the

Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

     Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Option Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of April 24, 1997. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not adopt an amendment to the Option Plan which would increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of a majority of the shares present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the proposed 900,000 share increase in the number of shares reserved for issuance under the Company's Option Plan is important if the Company is to be able to attract and retain qualified directors, officers and employees to the Company.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE BY 900,000 SHARES FOR THE REASONS STATED ABOVE.

                                 PROPOSAL THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2000, and further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Meeting. Its representatives are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. The Board of Directors is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change could be in the best interests of the Company and its stockholders.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

     The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

     Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices no later than December 18, 2000, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2000 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                        /s/ Brian McDonald
                                          Brian McDonald, Secretary

April 17, 2000

                                      PROXY
                            MATTSON TECHNOLOGY, INC.
                  2800 BAYVIEW DRIVE, FREMONT, CALIFORNIA 94538

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Brad Mattson and Brian McDonald (the "Proxies"), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Mattson Technology, Inc. (the "Company") held of record by the undersigned on March 31, 2000 at the Annual Meeting of Stockholders to be held on May 17, 2000 or any adjournment thereof.

         1. To elect the following director as Class III director of the Company to hold office for a three-year term and until his successor is elected and qualified.

                  [  ] FOR the nominee listed below                 [  ] WITHHOLD AUTHORITY
                       except as marked to the contrary below            to vote for the nominee listed below

                                    Shigeru Nakayama

         2.       To approve an amendment to the Company's Amended and Restated
                  1989 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 900,000 shares.

                  [  ] FOR                [  ] AGAINST              [  ] ABSTAIN


         3. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the year ending December 31, 2000.

                  [  ] FOR                [  ] AGAINST              [  ] ABSTAIN

         4. To transact such other business as may properly come before the meeting.

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR Proposals 1, 2, and 3.

         Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                   Dated:                                   2000

                                   _____________________________________________
                                                    Signature

                                   _____________________________________________
                                            Signature if held jointly

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.